Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of Energy Transfer Partners, L.P. for the registration of 7.6% Senior Notes due 2024, 8.25% Senior Notes due 2029 and Floating Rate Junior Subordinated Notes due 2066 of our reports dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P., and the effectiveness of internal control over financial reporting of Sunoco Logistics Partners L.P. included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 23, 2013